Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of the date Greenberg Traurig, P.A.(“Escrow Agent”) executes the escrow receipt on the last page hereto (the “Effective Date”), and is among LMP Greeneville CDJR, LLC, a Tennesee limited liability company or its assigns (“Buyer”), J. Chantz Scott, a resident of Tennessee (collectively, “Principal”), and Blue Sky Automotive, Inc. , a Tennessee corporation (“Seller”; and together with Buyer and Principal, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates a Chrysler Jeep Dodge RAM automotive dealership and all ancillary business related thereto (the “Business”) located at 300 Bachman Dr., Greeneville, TN 37745 (collectively, the “Dealership”), under agreements with Stellantis (collectively, “Manufacturer”); and

WHEREAS, Seller and Principal desire to sell and transfer substantially all of the Dealership’s assets (as more particularly described in Section 2 below, but excluding the Excluded Assets defined below, collectively, the “Assets”) to Buyer and Buyer desires to purchase said assets on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1. Timing & Money.

(a) Inspection Period & Closing Date. From the Effective Date through the sixtieth (60th) day after the Effective Date (the “Inspection Period”), Buyer may terminate this Agreement for any or no reason upon written notice to Seller and Buyer shall receive a full refund of the Earnest Money (defined below) without any written permission from Seller, Principal or any other person or entity. The “Closing Date Deadline” means December 15, 2021; provided, however, that if, as of the seventh (7th) day prior to such date, the approvals or other conditions set forth in Sections 8(a) and 8(c) of this Agreement have not been obtained, the Closing Date Deadline will automatically be extended for thirty (30) days, time being of the essence. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline within ten (10) days after the satisfaction or waiver of the pre-Closing Date conditions contained in Section 8 below.

(b) Purchase Price & Broker. The purchase price for the Assets described in Section 2(e) below is $5,000,000.00, consisting of purchase of goodwill at $4,500,000 and Furniture, Fixtures and Equipment at $500,000, payable in cash equal to $2,500,000 and LMP Stock (defined below) equal to up to $2,500,000 on the Closing Date (the foregoing collectively being the “Purchase Price”). Each Party shall use the Purchase Price and other allocation described in the spreadsheet detailing inventories, values, debits and credits executed and delivered by the Parties upon Closing (the “Closing Memorandum”) in all reporting to, and all tax returns filed with, the Internal Revenue Service and other state and local taxing authorities.

(c) LMP Stock.

(i) Issue Price. Buyer will issue at Closing common stock of LMP Automotive Holdings, Inc., a Delaware corporation (NASDAQ: LMPX, the “LMP Stock”) equal up to $2,500,000 calculated at a price per share (rounded down to the nearest whole share, the “Issue Price”) equal to the greater of (i) the average price per share of LMP Stock as reported at the closing of the NASDAQ Composite stock market exchange for each of the five (5) trading days prior to the Closing Date and (ii) the average price per share of LMP Stock as reported at the closing of the NASDAQ Composite stock market exchange for each of the five (5) trading days prior to the Effective Date; provided, that Buyer is not obligated to issue more than that number of shares of LMP Stock or LMP Stock shares sufficient to make Seller or any Principal own or control 10% or more of LMP Stock (“Maximum Shares”). If the product of the Maximum Shares and the Issue Price (the “Maximum Equity Value”) is greater than 10% or more of LMP Stock, then Buyer shall pay Seller cash in an amount equal to the difference between the Maximum Shares and the Maximum Equity Value.

(ii) Compliance. Seller and its owners, as applicable, and Principal shall at all times comply with all applicable federal and state securities laws applicable to the LMP Stock and ownership and/or control thereof, and shall comply strictly with any applicable insider trading policy or similar rules of LMP. Upon Seller’s request, and after the six (6) month anniversary of the LMP Stock issuance date, Buyer shall provide a customary opinion letter from Buyer’s counsel (in a form reasonably satisfactory to the LMP Stock transfer agent) opining as to the sale of the LMP Stock in accordance with Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), subject to any applicable volume limitations therein, or other exemptions from registration under the Securities Act. If LMP Stock is issued pursuant to this Section 1(c), then Buyer shall take such actions as are reasonably necessary such that Seller is not restricted in any way by Rule 144 from selling the LMP Stock after six (6) month anniversary date of the LMP Stock issuance date; provided that Buyer is not required to register the LMP Stock in accordance with the Securities Act. LMP is an intended third-party beneficiary of this Section 1(c) and has the right, power and authority to enforce the provisions hereof as though it were a party hereto.

(d) Earnest Money. Within three (3) business days after the first date that Buyer has signed this Agreement and received from Seller a complete, fully executed copy of this Agreement signed by Seller and Principal; and the existing owner’s title policy, existing survey and existing environmental reports for the real property that comprises the Real Property, Buyer shall deliver to Escrow Agent $250,000 as earnest money (the “Earnest Money”) to be held in trust by Escrow Agent for and on behalf of the Parties pursuant to this Agreement. On the Closing Date, if the Closing occurs, the Earnest Money will be returned to Buyer (or applied to the purchase price owed, if so directed by Buyer in writing). Upon the sooner to occur of Closing or termination of this Agreement, the Earnest Money will be paid as provided in Section 12(a).

(e) Hart-Scott-Rodino Act. Filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) may be required. If filing or notice or other action is required under the HSR Act with respect to the transactions outlined herein, then Buyer shall effect such filing or notice and Buyer shall be responsible for the filing fees required by the HSR Act; provided, that Buyer will pay Seller’s share of the filing fee. Seller shall cooperate fully with Buyer in said action and promptly provide all requisite information.

(f) Audit. At Buyer’s expense, Seller shall provide Buyer with two (2) years (2019 and 2020) of audited financial statements and a 2021 quarterly reviewed financial statements performed by a mutually agreed to certified public accounting firm (the “Audit and Reviewed Statement”) during the Inspection Period (and if not provided within the Inspection Period, the Inspection Period will be automatically extended until the tenth (10th) day after Buyer’s receipt of the Audit and Reviewed Statement). On the Closing Date, or within five (5) days after the earlier termination of this Agreement for any reason other than Seller’s or Principal’s breach of this Agreement, Buyer will reimburse Seller for any of Seller’s actual, documented expenses for the Audit and Reviewed Statement.

2. Dealership Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets as set forth on Schedule 2 and as more generally described below in this Section 2. A mutually agreed to form of Bill of Sale, attached as Exhibit C hereto, executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list of all of the Assets sold to Buyer as set forth on Schedule 2.

(a) Fixed Assets: Buyer shall purchase from Seller, and Seller shall sell to Buyer, all fixed assets owned by Seller on the Closing Date and used in connection with the Dealership as reflected on the June 30, 2021 Dealer Financial Statement (collectively, the “Fixed Assets”). Fixed Assets exclude Seller-owned vehicles (i.e., “company vehicles”) and assets that would be properly characterized as leasehold improvements, fixtures (e.g., signs) or real property and all assets included as Furniture, Fixtures and Equipment and listed on Schedule 2(b). The Fixed Asset purchase price will be an amount equal to the net book value of such Fixed Assets as of the Closing Date (less all discounts, incentives and refunds) after being entered on the original in service date (i.e., the date purchased by Seller or, if purchased used, the date purchased by the original owner) for an amount equal to the actual, out-of-pocket initial purchase price for such Fixed Assets on such original in service date and depreciated through the Closing Date in accordance with Seller’s Manufacturer statements and industry standard depreciation provisions consistently applied.

(b) New Vehicles. Buyer shall purchase from Seller and Seller shall sell to Buyer Seller’s new, unregistered and unused 2021 and subsequent model year Manufacturer vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date (including up to ten (10) untitled demonstrators with less than 5,000 miles) but excluding service loaners, rental vehicles, company-owned vehicles, conversion vans, vehicles for commercial and/or municipal use or sale, or similar-type vehicles) (collectively, “New Vehicles”).The New Vehicle purchase price will be an amount equal to the actual net cost to Seller of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles (excluding labor, rust-proofing, undercoating, nitrogen, scotch guarding, and non-Manufacturer alarm systems, theft protection devices and GPS devices); less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale programs), assistance in any form, and rebates (including all floor plan credits, advertising consideration, SFE and EBE, and other inventory-based rebates or incentives paid or payable to Seller); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The purchase price of New Vehicles with more than 500 miles but less than 5,000 miles will be reduced by $0.60 per mile. New Vehicles with 5,000 or more miles will be valued as a Used Vehicle (defined below). If Buyer and Seller cannot agree on the cost of repairs or the corresponding price reduction for such repairs, then such New Vehicle will be retained by Seller. Notwithstanding any provision herein to the contrary, (i) New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that Buyer would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be valued as Used Vehicles; (ii) “dealer traded” New Vehicles will be valued as if such New Vehicle had been invoiced to Seller by Manufacturer and will not exceed the actual net cost thereof to Seller; and (iii) the following New Vehicles will be purchased at a mutually agreed to price after good faith and reasonable negotiations or otherwise retained by Seller: (A) discontinued model New Vehicles; (B) New Vehicles with dealer added accessories that, as valued as provided above, exceed 10% of the New Vehicle purchase price established by the calculations above; and (C) New Vehicles in stock for more than six months. Upon Closing, Buyer may retain 10% of the purchase price for loaner and demonstrator vehicles for thirty (30) days as a reserve for the reasonable cost to repair damage to such vehicles not present at the Dealership on the Closing Date, if any; which shall be documented in the Closing Memorandum. This shall not prevent Seller or Principal continuing to utilize the name “Chantz Scott” in accordance with Principal’s other dealerships and the Chantz Scott Auto Group so long as the same is not in violation of any non-competition agreements with Buyer.

(c) Used Vehicles. Buyer shall purchase all vehicles other than the New Vehicles in Seller’s vehicle inventory as of the Closing Date selected by Seller at a mutually agreed upon price (collectively, “Used Vehicles”).Notwithstanding any provision in this Agreement to the contrary, titled demonstrators and service loaners will be purchased for the reasonably depreciated net book value as of the Closing Date. If the Parties are unable to agree on the price of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Real Property within ten (10) days after the Closing and shall remain the Property of the Seller.

(d) Parts; Accessories & Other Inventories.

(i) Inventory & Returnable. A physical inventory of Seller’s parts and accessories will be taken in the presence of a representative of Buyer and Seller by an inventory service mutually acceptable to Buyer and Seller, the cost of which will be borne by the Buyer and Seller splitting the cost on a 50/50 basis (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable”. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories for Manufacturer vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by the Manufacturer from time to time. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s returnable parts and returnable accessories for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts). At Closing the total Parts and Miscellaneous Inventory as reflected on the June 30, 2021 Dealer Financial Statement of approximately $140,000 in value shall be delivered at Closing as part of the Purchase Price

(ii) Nonreturnable. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable”. The purchase price for the nonreturnable parts and accessories, non-Manufacturer, “jobber” or “NPN” parts and accessories and nuts and bolts will be as mutually agreed by the Parties.

(iii) Return Rights, etc. Upon Closing, Seller will be deemed to have automatically assigned, and Seller shall assign, to Buyer Seller’s parts return rights without any further action (but Seller shall take any further action requested by Buyer or required by the Manufacturer to implement such assignment of rights). At the request of Buyer, Seller shall use its best efforts to assist Buyer in effecting any parts return offered by the Manufacturer (including, if necessary, applying for parts return in Seller’s name), and Seller shall promptly pay over to Buyer any monies received from the Manufacturer related thereto. Buyer may deduct from the consideration to be paid to Seller at the Closing Seller’s parts account outstanding balance with the Manufacturer and to pay such balance directly to the Manufacturer for Seller’s account. Buyer is not obligated to purchase old, opened, obsolete, superseded, incomplete, or damaged parts or accessories or any parts, accessories or sheet metal with no sales in the twelve (12) months prior to Closing. Buyer will not be obligated to purchase more than one year’s supply of any part or accessory (based on trailing one year historical sales). Buyer shall also purchase Seller’s useable gas, oil, grease and other useable inventories for a purchase price equal to the actual dealer replacement cost (less all rebates and discounts) as mutually agreed between Buyer and Seller. The purchase price for all other parts not addressed in this Section will equal the value thereof as mutually agreed between Buyer and Seller. If any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Real Property within ten (10) days after the Closing Date, such property will automatically become Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration.

(e) Miscellaneous Assets & Goodwill. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s telephone and data numbers, website addresses and domain names (owned or registered by or on behalf of the Dealership, including but not limited to chantzscottchryslerdodgejeep.com), e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer), Seller’s workman’s compensation and unemployment rating in the State of Tennessee, all lawfully transferable licenses and permits of the Dealership or Seller, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, employee records of employees hired by Buyer, P.O. boxes, third party warranties in Seller’s favor and all licenses and rights to use all software other than Vision AST software (other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Seller’s goodwill and going concern value relating to the Dealership. “Dealership Intellectual Property” means any rights or ownership of the Dealership or Seller to all (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade, service marks, trade dress, and logos (excluding trade names, service marks, trade dress and logos, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs).

(f) Excluded Assets & Name License. Notwithstanding anything in this Agreement to the contrary, the following assets are not being sold pursuant to this Agreement: (i) all cash and cash equivalents, wherever located and in whatever form (unless “petty cash” is noted on the Closing Memorandum); (ii) promissory notes and other evidences of indebtedness; (iii) all insurance policies; (iv) accounts receivable; (v) any claims or causes of action of Seller against third parties; (vi) tax credits and claims for tax refunds; (vii) securities, voting or otherwise in any entity; (viii) any rights in connection with and any assets of any employee benefit plan of Seller; (ix) the minute books and capital stock records of Seller, (x) all employment contracts, union contracts or collective bargaining agreements relating to any employees of Seller or Seller’s operations, (xi) any contract to which Seller is a party that is not an Assigned Contract, and (xii) any vehicle that is not included in the purchased Assets; (collectively, the “Excluded Assets”).

(g) Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or caused to have assumed or be liable or responsible for any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof) of Seller or any of its Affiliates (other than the liabilities expressly assumed in this Agreement) including, but not limited to, the following obligations and liabilities of Seller and its Affiliates (such obligations and liabilities not assumed hereunder, the “Excluded Liabilities”):

(i)    any liabilities or obligations relating to any current or former employee or independent contractor of Seller or any of its Affiliates (whether or not such employee is hired by Buyer following the Closing) and labor matters relating to any such current or former employee or independent contractor including any liabilities or obligations arising out of or relating to any employee-related matter, employee-related payment obligation, collective bargaining contract, labor negotiation, severance cost, pension plan, profit sharing plan, deferred compensation plan, accrued holiday benefit, accrued bonus, salary, bonus plan, phantom stock award, stock option or purchase plan, employment contract, consulting contract, any Employee Benefit Plan or any entitlements arising as a result of or in connection with the consummation of the Purchase;

(ii) any Taxes (i) attributable to the purchased Assets or the Business with respect to any Pre-Closing Period or (ii) imposed on Seller or any of its Affiliates;

(iii) any liabilities or obligations related to the Excluded Assets;

(iv)   any liabilities or obligations arising out of or relating to indebtedness of Seller or any of its Affiliates;

(v) any liabilities or obligations arising out of or relating to any contract which is not an Assigned Contract;

(vi)   other than in connection with the operation of the Business after the Closing Date, any liabilities or obligations arising out of or relating to any real property owned, leased, occupied or controlled by Seller;

(vii) any liabilities or obligations related to the Business not expressly assumed hereunder or any other litigation, arbitration, investigation, proceeding or claim pertaining to or affecting the Business or the purchased Assets, to the extent based on a cause of action arising prior to the Closing Date, whether the commencement of such litigation, arbitration, investigation, proceeding or claim is before or after the Closing Date;

(viii)   any Seller Transaction Expenses; and

(ix)   any liabilities or obligations arising from product liability claims for which the injury or loss giving rise thereto (not just the delivery of the notice of such claims) occurs prior to the Closing Date, including specifically all losses caused by or arising out of any alleged design, manufacture, assembly, installation, use or sale of any products manufactured by the Factory or the Business prior to the Closing Date, whether the commencement of any related litigation, arbitration, investigation, proceeding or claim occurs before or after the Closing Date

3. Pro-rations & Assigned Contracts.

(a) Prepaid Expenses & Pro-rations. Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Dealership’s prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Seller for such items and provided such prepaid expenses provide future benefit to Buyer as determined by Buyer in its sole discretion. All deposits and prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities. Seller shall pay all vehicle inventory ad valorem taxes (“VIT”) owed for vehicles sold through the end of the year of Closing (the “Closing Year”). Unless prohibited by law, on and after Closing, Buyer shall collect VIT on Dealership vehicle sales for the balance of the Closing Year and remit such VIT to the appropriate taxing authority (or, if it rejects such payment, to Seller so that Seller may remit such VIT) so that such Closing Year VIT may be applied to Seller’s account. To the extent there is VIT shortfall for the Closing Year, Seller shall be solely responsible for such shortfall attributable to pre-Closing period (based on a comparison of the VIT collected for the same period in the prior year), and Buyer shall reimburse Seller for any VIT shortfall for the Closing Year attributable to the post-Closing period (based on a comparison of the VIT collected for the same period in the prior year).

(b) Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for incomplete orders taken by Seller in the ordinary course of business. Seller shall retain all escheatable deposits, including but not limted to security deposit on the Real Property Lease. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. Seller shall credit Buyer for all we owes/due bills on the Closing Date. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Seller shall credit Buyer the actual cost to complete all due bills. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Seller shall not receive the revenue from such Work in Process. Buyer may reject (and Seller shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Seller does not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Real Property on the Closing Date or such order has been open for longer than thirty (30) days prior to the Closing Date; (iii) the Work in Process does not provide for a profit to Buyer; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(c) Assigned Contracts.As of the Closing Date, Seller shall assign and Buyer shall assume Seller’s contractual obligations listed on Schedule 3(c) hereto on the Closing Date (collectively, “Assigned Contracts”). The term “Assigned Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach or alleged breach by Seller, regardless of when such obligation or liability is asserted. During the Inspection Period, Seller shall provide Buyer with complete copies of all contracts Seller proposes to assign and for Buyer to assume along with a written summary. Seller and Buyer shall use commercially reasonable efforts to agree in writing to a final Schedule 3(c) at least ten (10) days prior to expiration of the Inspection Period. Seller shall arrange for assignment of the Assigned Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assigned Contracts or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller (other than with respect to a breach by Buyer) of any Assigned Contract.

4. Real Property. For purposes hereunder the real property shall consist of all real property underlying the Dealerships located at 300 Bachman Dr., Greenville, TN 37745 (the “Real Property”).

(a) Leases. The Real Property is subject to a Lease with Wheels Real Estate, LLC for a term of 10 years and with a current monthly rental of $12,000 per month (the “Real Property Lease”). Seller shall cause the landlord of any real estate leased by Seller to be assigned to Buyer and a landlord estoppel letter at no additional cost or expense and on the same terms and conditions as the existing leases (the “Assigned Leases”). Attached as Schedule 4(b) are a list of the Assigned Leases. In connection with the Real Property Lease, the Buyer and Seller agree that the purchase option set forth in Schedule E of said lease shall be assigned to Buyer.

(b) Environmental Audit. Seller shall allow an environmental consulting firm selected by Buyer to have prompt access to the Real Property in order to conduct environmental investigations, and to prepare a report (which will include a Phase I report and may include a Phase II report) with respect to, the Real Property. Buyer shall pay the cost of the Phase I. If a Phase I environmental report recommends a Phase II environmental report, then Buyer shall pay for such Phase II environmental report. Seller shall provide the environmental auditors reasonable access to all of its existing records. If environmental remediation or maintenance is recommended by such reports or required by law, then, Seller and Buyer will agree on the amount to be withheld from Seller’s Purchase Price proceeds in a third party escrow account as an additional indemnity in favor of Buyer to support any remediation or maintenance work that is recommended by such reports.

5. Inspections. Beginning on the Effective Date, Buyer may conduct due diligence regarding the Dealership and Real Property, including obtaining such reports and studies as Buyer deems appropriate. If the Phase I environmental report recommends a Phase II environmental report, then the Inspection Period will be automatically extended if necessary until the fifth (5th) business day after Buyer receives the written Phase II environmental report. During the Inspection Period, Seller shall provide to Buyer and Buyer’s representatives reasonable access to the books, records (including extraction of three (3) years of the DMS data that supports Seller’s Manufacturer financial statements), reports, employees (which access to employees will be permitted at least thirty (30) days prior to the scheduled Closing Date), information and facilities of the Dealership and the Real Property, and shall make Seller’s officers, employees, accountants and attorneys available at reasonable times to discuss with Buyer and Buyer’s representatives such aspects of the business of the Dealership, the Real Property as Buyer may wish. Within fifteen (15) days after the Effective Date, Seller shall obtain and provide to Buyer, at Seller’s expense, a Uniform Commercial Code (“UCC”) search report, judgment lien reports and federal, state and local tax lien reports, with respect to Seller from all jurisdictions in which Seller and/or its assets are located. Seller shall obtain and provide to Buyer separate UCC reports with respect to Seller’s legal name(s) used in the last five (5) years. If Seller does not timely provide such reports to Buyer, Buyer may obtain such reports, and Seller shall reimburse Buyer for all expenses incurred by Buyer in connection therewith.

6. Seller’s Representations & Warranties. Seller represents and warrants to Buyer on the Effective Date and the Closing Date as follows:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of the State of Tennessee and is duly qualified to transact business in the city and county in which the Real Property is located. Principal is Seller’s only equity owner.

(b) Authority. Seller has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes Seller’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of its organizational or governing documents, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any nation or government, or any state, regional, local or other political subdivision thereof (“Governmental Authority”) or of any arbitration award which is either applicable to, binding upon or enforceable against it, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument, by Seller, to which Seller is a party or by which Seller, the Dealership Property or any of the Purchased Assets is bound or affected, (iv) result in or require the creation or imposition of any lien or other encumbrance upon or with respect to any of its properties or assets, (v) give to any individual or entity a right or claim against it, or (vi) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except (a) any right of first refusal or other approval rights the Factory may have with respect to the purchase of the assets of the Dealership under the Franchise Agreement, (b) filings or consents required to be made or obtained by Seller, (c) any governmental permits or licenses required to operate the Dealership and other businesses of Seller or other filings or consents required to be made or obtained by Buyer, and (d) any violations, conflicts, liens, rights or claims, or consents in the case of clauses (ii), (iii), (iv), (v) and (vi) above that would not have an adverse effect on Buyer following the Closing or Seller’s ability to consummate the transactions provided herein.

(d) Financials. True, correct and complete copies of the Financial Statements have been delivered by Seller to Buyer. Subject to the adjustment for Inventory as set for in Section 2. (d) (i) above, the Financial Statements have been based upon and are consistent with the information contained in the Seller’s books and records and are complete and correct. The Financial Statements accurately and completely present in all material respects the financial condition of the Seller, as of the dates thereof, and the cash flows and results of operations of the Seller, for the periods related thereto, in accordance with GAAP and have been prepared in all material respects in accordance with Manufacturer’s requirements and made within the ordinary course of Seller’s Business. “Financial Statements” means Seller’s internally prepared, un-audited financial statements in the form required by Manufacturer, for the fiscal year ended December 31, 2017, December 31, 2018, and December 31, 2019, December 31, 2020, and each of the completed months thereafter through the Closing Date, including Statements of Income, Balance Sheet and Cash Flow. The Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to its assets and properties is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records, and the accounts, of the Seller used to prepare the Financial Statements: (A) have been maintained in accordance with GAAP and good business practices, on a basis consistent with prior years, (B) are stated in reasonable detail and reflect actual bona fide transactions of the Seller, and (C) constitute the basis for the Financial Statements.

(e) Compliance. The Dealership and the Real Property comply in all respects with, and the Dealership has been conducted in all respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes (collectively, the “Laws”), and neither Seller nor Principal has received any notice of any violation thereof which has not been cured. The Seller is not under investigation with respect to violations of any such Laws.

(f) Litigation. As of the date hereof (i) there are no actions, suits or other legal or administrative proceedings or governmental investigations pending, or to the Knowledge of Seller (as hereinafter defined), threatened against Seller, the purchased Assets, the Dealership or the Dealership Property before any Governmental Authority, and to the Knowledge of Seller, there is no valid basis for any such action, proceeding or investigation (including, without limitation, any dispute which materially adversely affects, or may materially adversely affect, the Seller, the purchased Assets, the Dealership or the Dealership Property) and (ii) there are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Seller is or was a party. Seller is not subject to any judgment, order, writ, injunction or decree that has not been satisfied or complied with. To the Knowledge of Seller, Seller has not violated any federal, state or local law or ordinance or any rule, regulation order or decree of any governmental agency, court or authority having jurisdiction over it or over any part of its operations or assets which would have an adverse impact on Buyer.

(g) Good Title. Seller is the owner of, and has, good and marketable title to all of the Assets (including intangible assets such as websites and domain names); all of the Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in good operating condition and repair. Seller does not utilize any tangible or intangible personal property (e.g., websites, delivery vehicles, trade names, off-site storage facilities, no equipment leases, etc.) or real estate in its operation of the Dealership that is not either being sold to Buyer as an Asset or subject of the Real Estate Lease. Except for Seller, there are currently no parties in possession of any of the Dealership Property, and Seller has not granted any rights of possession with respect to the Dealership Property. Seller has not received any written notices of any pending or, to Seller’s Knowledge, threatened condemnation proceedings affecting the Dealership Property. Seller has not received any written notice from a Governmental Authority that Seller is not in material compliance with any local, state or federal laws, ordinances, rules or regulations applicable to the Dealership Property.

(h) Manufacturer. Except as disclosed on Schedule 6(h) hereto, Manufacturer has not notified Seller or Principal of (i) any deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Real Property; or (iii) the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which the Dealership operates. The Dealership does not sell vehicles for export. Except in the ordinary course of Manufacturer’s business, Manufacturer has not audited Seller’s sales, service or warranty practices or documentation, or refused or charged back vehicle sales or warranty claims. The Real Property and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, including the “Essential Brand Elements” or “EBE” program, and Seller is eligible for all facility/sales-related incentives offered by the Manufacturer or its distributor.

(i) Licenses. (i) none of the permits or licenses used by Seller in the operation of the Dealership have been terminated or revoked; (ii) no violations have been recorded regarding such licenses or permits; (iii) no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits; and (iv) there is not, and has not been, any violation in any respect of federal, state and/or local laws, rules, regulations and orders applicable to the Dealership or the Real Property.

(j) Warranties. Seller does not have, or agreed to accept for others, any warranty or service obligations to any third party and Seller has not offered its customers any marketing or added-value programs or plans for which Seller is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(k) Assigned Contracts. The summaries of the Assigned Contracts on Schedule 3(c) accurately describe such Assigned Contracts, neither party to any Assigned Contract is in breach, in any material respect, of such Assigned Contract, and all payments or obligations on the Assigned Contracts are, or as of the Closing Date will be current. Each of the Assigned Contracts is valid, legal and binding and is in full force and effect. Seller has made all payments due under each of the Assigned Contracts through the date hereof. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assigned Contract by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assigned Contract.

(l) Assigned Leases. The summaries of the Assigned Leases on Schedule 4(b) accurately describe such Assigned Leases, neither party to any Assigned Leases is in breach, in any material respect, of such Assigned Leases, and all payments or obligations on the Assigned Leases are, or as of the Closing Date will be current. Each of the Assigned Leases is valid, legal and binding and is in full force and effect. Seller has made all payments due under each of the Assigned Leases through the date hereof. No event or condition has occurred and is continuing which, with or without the lapse of time or giving of notice, constitutes, or would ripen into or become, a breach of or default under an Assigned Leases by the Seller, or, to the Seller’s Knowledge, by any other party thereto, in any term, covenant or condition of each Assigned Leases.

(m) Inventory. All Inventory of the Seller, whether or not reflected on the Financial Statements, consists of items of a quality usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for slow-moving or Obsolete Inventory and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. The quantities of each item of Inventory (whether raw materials, intermediaries, work-in-process or finished goods) are not excessive and are sufficient for the operations of the Business in the Ordinary Course of Business. The supply of spare parts in the Inventory, the product mix of the Inventory and the raw materials and work in process necessary to convert to finished goods is not materially out of balance in relation to Seller’s expectations of the demand of its customers. All raw materials, intermediaries, work-in-process and finished goods are free of any material defect or other deficiency. The Seller is not in possession of any Inventory not owned by the Seller, including goods already sold. The historical values at which the Inventory of the Seller has been presented to the Buyer have been determined in accordance with customary valuation policies of the Seller (which is the lower of cost or fair market value, with cost determined in accordance with GAAP, as consistently applied by the Seller. Since the date of the Latest Balance Sheet, the Seller has continued to replenish its Inventory and to dispose of slow-moving and Obsolete Inventory in the Ordinary Course of Business, consistent with the prevailing practice of the Business’ industry as a whole. All Inventory is located at Seller Real Property

(n) Options, Rights of First Refusal. Except Manufacturer’s right of first refusal, for the right of Buyer to acquire the Assets pursuant to this Agreement and Buyer’s rights pursuant to the Real Property pursuant to the Option to Purchase Agreement dated October 1, 2018 (the “Real Estate Option to Purchase Agreement”), no other person or entity has any right to acquire all or any portion of the Assets, the Real Property or any interest therein, or Seller’s Manufacturer contract rights or privileges.

(o) Intellectual Property Rights. Except as set forth in Section 2. (e) above, the Seller either owns or is otherwise entitled to use (under a license or otherwise) all Proprietary Rights necessary to conduct the business of the Business as presently conducted. For purposes of this Agreement, “Proprietary Rights” means all (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (ii) copyrights and registrations and applications for registration thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software data and documentation, (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (vi) other proprietary rights or any intellectual property, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

(p) Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it with respect to the Dealership or the Real Property. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Real Property.

(q) Employment Matters. Except as set forth on the Financial Statements of the Seller, Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”. There have not been any unfair labor practice complaints or work stoppages (within the past thirty-six (36) months) and there are no present or, to Seller’s Knowledge, threatened walkout, strike or labor disturbance involving any of Seller’s employees working primarily at the Dealership. The Seller has taken the required actions under Applicable Law to confirm the identity and work status eligibility of its Employees. The Seller has not received any written notice of any inspection or investigation relating to their alleged noncompliance with or violation of IRCA, nor has or otherwise penalized for any failure to comply with IRCA or for any willful violation of any other immigration law, rule or regulation.

(r) Real Property. There are no known and undisclosed defects in the physical condition of the Real Property or the improvements or fixtures thereon (including structural elements, mechanical systems, plumbing, electric, fire protection, mold, roofs, fences, paving, parking, sidewalks, utilities, drainage and erosion control), the Real Property and improvements thereon are in good operating condition and repair (reasonable wear and tear excluded) and have been maintained, there exists no “deferred maintenance” or outstanding “short-term capital expenditures/repairs” (as those terms are defined by the American Society of Testing Materials), all water, sewer, gas, electric, telephone, drainage, and other utilities required by applicable law or necessary for the current or planned operation of the Real Property by Seller have been installed and connected pursuant to valid permits, such utilities are sufficient to service the Real Property for the business conducted thereon by Seller, and there are no existing code violations. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Seller’s knowledge, have been threatened or asserted against, or are affecting, the Real Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Real Property or any portion thereof or on Buyer’s ability to use the Real Property as a motor vehicle storage, sales, lease, repair and service center. The Real Property is not burdened by any obligation for contribution of money or property to or participation in any road development or completion project or to bear any share of the cost of any road or other offsite improvement. There is no pending condemnation or annexation or similar proceeding affecting the Real Property or any portion thereof, and Seller and Principal have not received any written notice, nor do they have any knowledge, that any such proceeding is contemplated.

(s) Environmental. (i) neither Seller nor Principal have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Real Property, (ii) Seller has complied in all material respects with all Environmental Laws that are applicable to the Real Property, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Dealership, and (iii) no unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Real Property has been made by Seller or its employees or agents, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(t) Insurance. Seller has all insurance (including policies providing property, casualty, general liability, and workers’ compensation coverage and bond and surety arrangements) ) in amounts and with coverage that are standard in the auto dealership industry and shall maintain such insurance at all times between the date hereof and Closing. All such insurance policies and all such bonds (including surety bonds) are legal, valid, binding, enforceable, and in full force and effect. All premiums and other payments due prior to the date hereof under each such insurance policies and bond have been timely and fully paid. Seller has not received any notice of any default and is not in default with respect to its obligations under any insurance policy maintained by it.

(u) Covid and the Paycheck Protection Program. The Sellers have complied, in each case in all material respects, with the COVID-19 guidelines, all applicable Laws and mandatory guidance related to employees in response to COVID-19. Seller has accepted loans pursuant to the Small Business Administration’s Paycheck Protection Program.

(v) Brokers. Except for Broker, no broker, investment banker, financial advisor, consultant or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Seller. The sole broker’s commission or finder’s fee payable as a result of the closing of the transaction contemplated herein shall be paid by Seller & Buyer at Closing to DCG Acquisitions, LLC (“Broker”) in accordance with the separate agreements between Seller, Buyer and Broker. No person other than Broker is entitled to any commission in connection with the transactions contemplated by this Agreement.

(w) Prohibited Persons. Neither Seller nor any members of the Seller: (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury or the Annex to United States Executive Order 132224-Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or (ii) is a prohibited party under the laws of the United States

(x) Full Disclosure. The representations and warranties contained in this Section are true and correct as of the date hereof, and will be true and correct as of the Closing Date. This Agreement and the Other Agreements, and their respective Schedules and Exhibits delivered by or on behalf of the Seller hereunder and thereunder are complete and correct in all material respects. No representation or warranty made by Seller in this Agreement contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

(y) Absence of Undisclosed Liabilities. The Financial Statements reflect all Liabilities of the Seller as of the dates thereof, required by GAAP to be reflected on the Financial Statements. The Seller does not have any Liability (and there is no Basis for any present or future legal proceeding against the Seller giving rise to any Liability) except the Liabilities (a) that are accrued for or reserved against in the Latest Balance Sheet, (b) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (c) that are otherwise disclosed herein, in each case, (i) none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law, and (ii) none of which, individually or in the aggregate, is material as defined under GAAP.

(z) Absence of Certain Changes. Seller has not suffered or been threatened with (and Seller has no Knowledge of any facts which may cause or result in) any change to the business, operations (including results of operations), assets, liabilities, condition (financial or otherwise) or prospects of the Seller which would be reasonably likely to have a Material Adverse Effect, including, without limiting the generality of the foregoing, the existence or threat of a labor dispute, or any material adverse change in, or loss of, any relationship between Seller and any of its key employees. Since the date of the Latest Balance Sheet, except for the marketing of Seller for sale, and Seller has conducted the Business in the Ordinary Course of Business. For purposes of this Agreement, “Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, change or effect that is materially adverse to (i) the Business, purchased Assets, liabilities, or results of operations of the Business, taken as a whole, (ii) the ability of the Seller to operate the Dealership in the manner in which it has been customarily operated, or (iii) the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

As used in this Agreement, the phrases “Knowledge of Seller” or “Seller’s Knowledge” means the actual or constructive knowledge of Seller’s officers, Principal and the Dealership’s general managers.

7. Buyer’s Warranties & Representations. Buyer represents and warrants to Seller and Principal on the Effective Date and the Closing Date as follows:

(a) Formation. Buyer is a Delaware corporation. Buyer’s assignee will be an entity duly formed and validly existing with authority to conduct business in Tennessee on the Closing Date.

(b) Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, on terms and conditions acceptable to Buyer in its sole discretion, approving Buyer’s board of directors and other designees, permitting Buyer to operate the Dealership at the Real Property as Seller has operated it in the past.

(b) Seller Performance; Accuracy of Representations. Seller and Principal performed in all material respects all of its obligations hereunder to be performed prior to or at Closing. Seller’s representations and warranties contained in this Agreement are true and correct as of the date made.

(c) Licenses & Approvals. Buyer obtained all required licenses and permits from governmental and other agencies to operate a new and used vehicle dealership and repair, body shop and service facility at the Real Property, in the same manner as currently operated by Seller. Buyer and Seller shall have obtained all approvals required by the HSR Act, including clearances and completion of any waiting periods required by the HSR Act.

(d) Seller Authorization. Buyer received evidence reasonably acceptable to Buyer regarding Seller’s due organization and authority to enter into the transactions described herein, including evidence of existence and good standing in the State of Tennessee and an officer’s certificate in form acceptable to Buyer containing a copy of resolutions duly adopted by Seller’s appropriate governing body and owners approving the transactions contemplated hereby.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership or the Real Property, (ii) there has been no federal, state or local legislative or regulatory change affecting the services, products or business of the Dealership, which would have a Material Adverse Effect on the Dealership or the Real Property, and (iii) none of the Assets have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a Material Adverse Effect on the Dealership or the Real Property.

(f) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the transactions contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of this Agreement.

(g) License Use. Seller executed and delivered the license use agreement in the form of Exhibit A hereto.

(h) Closing Memorandum, Bill of Sale; and other Closing Documents. Seller and Principal must have executed and delivered the Closing Memorandum, the Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates, additional insured certificate and such other deeds, assignments or certificates of title, documents, Assignment of Contracts, Assignment of Leases, Indemnification Escrow Agreement, and other instruments of transfer and conveyance as may reasonably be required by Buyer, each in form and substance reasonably satisfactory to Buyer.

(i) Non-Competition Agreement. Seller, Principal and Seller’s owner(s) executed and delivered the non-competition agreement in the form attached hereto as Exhibit B (the “Non-Competition Agreement”).

(j) Simultaneous Real Estate Closing. The Closing hereunder will occur simultaneously with the execution of an Assignment of Real Estate Lease, Assignment of Real Property Option to Purchase Agreement and accompanying estoppel letter from landlord to Buyer in a form satisfactory to Buyer and each of the foregoing attached hereto as Exhibit E.

(k) Financing. Buyer shall have received loan commitments (and funding at Closing) on terms and conditions satisfactory to Buyer in its sole discretion for both the floor plan and acquisition in connection with this transaction.

(l) Third Party Consents. With respect to each Assigned Contract and Assigned Lease that requires, prior to an assignment of the Seller’s interest therein, the Consent of a third party, each such third party shall, without cost to the Buyer, have granted its Consent, in form and substance reasonably satisfactory to Buyer, authorizing the assignment of each of the Assigned Contracts and Assigned Leases from the Seller to the Buyer.

9. Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid Seller the net aggregate purchase price for the Assets.

(b) Buyer Performance. Buyer performed in all material respects all of its obligations hereunder to be performed prior to or at Closing each of Buyer’s representations and warranties contained in this Agreement are true and accurate as of the date made.

(c) Closing Memorandum. Buyer executed and delivered the Closing Memorandum.

(d) Simultaneous Closing. The Closing hereunder will occur simultaneously with the “Assignment of Lease and Assignment of Real Estate Option to purchase Agreement.

(e) Closing. The Closing occurs prior to December 31, 2021.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement, utilizing a form of notification acceptable to Buyer. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Real Property. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller and Principal shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer relative to the Dealership location and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Assets, then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller.  Buyer is not required to submit an offer.  This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law, and, until Buyer destroys such records in accordance with company policy in effect from time to time, Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assigned Contracts after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including use its commercially reasonable best efforts to ensure that Seller’s sales and service records remain adequately protected; failure to do so is a material breach of this Agreement; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership or allow, suggest or require employees to take unused vacation, in every case, without the written consent of Buyer; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, (vi) purchase more than $100,000 in Fixed Assets at once or in the aggregate in any month; (vii) not remove any Fixed Assets from the Real Property prior to Closing except in the ordinary course of business and, in such event, with prior written notice to Buyer if the removed Fixed Assets have a net book value of $100,000 individually or in the aggregate; (viii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and which provides for payment by the Dealership (whether actual or accrued) in excess of $5,000.00 without the prior written consent of Buyer; (ix) not transfer any inventory or employee in connection with the Dealership operations, provided Seller may retain employees related to the software related employees as listed in Exhibit D) of the Dealership to Seller’s (or Seller’s owners’) other business, or transfer any inventory or employee of any of Seller’s (or its owners’) other businesses to the Dealership; and (x) not take or permit any action which would result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the Closing Date, Seller and Principal shall deal exclusively with Buyer regarding the transactions contemplated by this Agreement and the Real Estate Lease. Seller and Principal shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Assets, Real Property or Seller’s equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Seller or Principal, which would hinder or frustrate Buyer from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than Buyer initiates a Prohibited Discussion, then Seller or the Principal (as the case may be) shall inform Buyer in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement.

(d) Employee Matters. Seller and Principal shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Seller and/or Seller’s employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Seller’s and Principal’s contractual liability for such liability or obligation hereunder, and Seller and Principal fail to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts may be set off from time to time from any amount Buyer (or its affiliate) owes Principal or Seller (or its affiliate). Seller (including all employers, whether or not incorporated, that are treated together with Seller as a single employer within the meaning of Section 414 of the Code or, where appropriate, Seller’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Seller shall pay all wages (including earned but unused vacation and sick leave wages, whether or not yet vested) due Seller’s employees as of the Closing Date. Seller shall terminate its employees on the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Seller’s employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period; provided that, notwithstanding anything in this Agreement to the contrary, Buyer shall hire on an at-will basis enough of Seller’s employees (each selected by Buyer in its sole and absolute discretion) so that Buyer and Seller will be in compliance with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109, if applicable. The foregoing does not grant to any of Seller’s individual employees a right of employment by Buyer.

(e) Seller’s Receivables. Following the Closing, Buyer shall accept payment of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 180 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 180-day period, but if Buyer does so then Buyer will promptly pay the same over to Seller. Buyer is only obligated to accept payment during such period, not to attempt to enforce payment. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller. Buyer shall have no obligation to pursue or otherwise actively work to collect any of such Seller receivables or Manufacturer warranty payments. At the end of said 180-day period, Buyer shall no longer be obligated to accept payments of such accounts receivable. If Buyer does accept payment of any of Seller’s accounts receivable after expiration of the 180-day period, Buyer shall hold same in trust for Seller and promptly pay same over to Seller. It is understood that Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on Seller’s accounts receivable and shall not include any obligation to ascertain the correct amount of any accounts receivable.

(f)   Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Seller’s floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Seller’s floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Seller’s floor plan lender, then Seller shall notify Buyer and Buyer shall promptly pay Seller’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 10(f). Buyer shall undertake all accounting, bookkeeping and reconciliation as necessary under this section and shall make all payments as necessary. On a monthly basis, Buyer shall present Seller with a reconciliation and the amount owed by Buyer by Seller (if any) and Seller and Principal, jointly and severally, shall pay any amounts owing Buyer within ten (10) business days.

11. Indemnification. Except as expressly written in this Agreement, Buyer is not assuming any liabilities or obligations of Seller or Principal whether absolute, contingent, accrued, known or unknown. Examples of liabilities that may exist, which Buyer is not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; (6) any claims, liabilities or damages of any kind arising out of Seller’s breach of any representations and warranties hereunder or its failure to perform any of its obligations hereunder, and (7) any tax liabilities for any period or portion thereof ending by the Closing Date (including all taxes, fines, penalties and expenses associated with the potential sales tax liabilities (whether or not known or disclosed by Seller) or resulting from the transactions contemplated hereby.

(a) Indemnification by Seller and Principal. Seller and Principal, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to Buyer Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Seller’s or Principal’s breach of this Agreement, including any representations or warranties herein; (ii) all Liabilities Not Assumed and Excluded Liabilities; and (iii) Seller’s, Principal’s, the Dealership’s or Seller’s employee’s act or omission prior to the Closing Date (e.g., the Dealership’s operations up to the Closing Date).

(b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and Seller’s owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and Principal and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Seller Indemnified Parties”, and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to Seller Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) Buyer’s breach of this Agreement, including any representations or warranties herein; or (ii) any act or omission of Buyer, the Dealership or Buyer’s employees on or after the Closing Date (e.g., the Dealership’s operations on and after the Closing Date).

(c) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the third (3rd) anniversary of the Closing Date, and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the third (3rd) anniversary of the Closing Date; provided however that there will be no expiration of the indemnity obligations of Seller hereunder in the event of (i) a breach by Seller of the representations and warranties set forth in Sections 6(a), (b), (c), and (g) which will survive indefinitely . The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 11(c), will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), criminal conduct, or intentional wrongdoing, or a claim for breach of any covenant, may be brought. Buyer’s right to indemnification, reimbursement or any other remedy based upon Seller’s and Principal’s representations, warranties, covenants and obligations in this Agreement (or any document executed in connection herewith) will not be affected by any investigation (including any environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time. Seller shall name Buyer as an additional insured on Seller’s current and past insurance policies with coverage applicable to the Dealership.

(d) Indemnification Procedure.

(i) Promptly after receipt by an Indemnified Party of notice of the commencement of any proceeding against it by a third party (but in no event later than ten (10) days after receipt of such notice), such Indemnified Party will, if a claim is to be made against any indemnifying party with respect to such action, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice.

(ii) The indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the Indemnified Party in connection with the defense of such proceeding. In connection with any indemnification, the Indemnified Party will cooperate with all reasonable requests of the indemnifying party, and will be reimbursed all of its reasonable out-of-pocket expenses incurred in such cooperation.

(iii) A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt written notice to the party from whom indemnification is sought, subject to any limitations contained in this Agreement.

(iv) The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Agreement shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”). If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such payment) pay to the Indemnifying Party an amount equal to such Third-Party Payment or, if it is a lesser amount, the amount of such previously indemnified Losses. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(v) The amount of any Losses that are subject to indemnification, payment or reimbursement under this Agreement shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Losses by the Indemnified Party. The Indemnified Party shall be deemed to have “actually realized” a Tax benefit to the extent that, and at such time as, the amount of Taxes paid by the Indemnified Party or any of its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit. If a Tax benefit is actually realized by an Indemnified Party with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after such Tax benefit is actually realized) pay to the Indemnifying Party an amount equal to such actually realized Tax benefit or, if it is a lesser amount, the amount of such previously indemnified Losses. If a Tax benefit is reasonably available to an Indemnified Party in connection with any such Losses, the Indemnified Party shall use commercially reasonable efforts to cause such Tax benefit to be actually realized.

(vi) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under Section 11, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that are punitive, incidental, consequential, special or indirect, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, diminution of value and any damages based on any type of multiple, in each case, in any way arising out of or relating to this Agreement or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise).

(vii) Notwithstanding anything to the contrary herein, no party hereto shall be liable under Section 11 or otherwise for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants of such party contained in this Agreement if another party had actual knowledge of such inaccuracy or breach prior to the Closing Date.

(viii) To the extent a party discharges any claim for indemnification hereunder, such party shall be subrogated to all rights of the Indemnified Party against third parties.

(ix) For the purposes of calculating the amount of Losses under Section 11 related to a breach of a representation or warranty, any qualification as to materiality, or “Material Adverse Effect” contained in this Agreement shall be disregarded.

(x) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Agreement, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication.

(xi) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 5). A default by the “Buyer” or the “Seller” under, and as defined in, the Real Estate Lease or Real Estate Option to Purchase Agreement will be deemed to be a default hereunder by Buyer or Seller, respectively, and termination of the Real Estate Lease or Real Estate Option to Purchase Agreement will automatically terminate this Agreement. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties, at which time the Earnest Money will be promptly paid to Buyer;

(ii) By Buyer for any or no reason by providing written notice during the Inspection Period as provided in Section 1(a), at which time the Earnest Money will be promptly paid to Buyer upon Buyer’s written notice (i.e., no permission is required from Seller or Principal);

(iii) By Buyer if a breach of any provision of this Agreement has been committed by Seller or Principal and such breach has not been either (A) cured within ten (10) days after written notice to Seller, or (B) waived in writing by Buyer, at which time the Earnest Money will be promptly paid to Buyer upon the joint instructions of the Parties;

(iv) By Seller if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within ten (10) days after written notice to Buyer, or (B) waived in writing by Seller, at which time the Earnest Money will be promptly paid to Seller upon the joint instructions of the Parties;

(v) By Buyer if any of the conditions to the obligations of Buyer set forth in Section 8 have not been satisfied by the third (3rd) business day prior to the designated Closing Date Deadline (other than due to Buyer’s breach of this Agreement) and Buyer has not by then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer;

(vi) By Seller if Seller’s conditions precedent to Closing in Section 9 have not been satisfied by the Closing Date Deadline (other than due to Seller’s breach of this Agreement) and Seller has not then waived such condition in writing, at which time the Earnest Money will be promptly paid to Buyer; or

(vii) By Buyer or Seller, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party, at which time the Earnest Money will be promptly paid to Buyer.

(b) Buyer’s Default. If prior to Closing Buyer breaches this Agreement and fails to cure as provided above, then Seller’s and Principal’s sole right and exclusive remedy will be to terminate this Agreement by giving written notice thereof to Buyer and then Seller may take the Earnest Money as liquidated damages in full settlement of all claims, remedies or causes of actions against Buyer under this Agreement, including the remedy of specific performance and other forms of equitable relief. It is impossible to estimate more precisely the damages which might be suffered by Seller and Principal upon Buyer’s default. Seller’s and Principal’s retention of the Earnest Money is intended not as a penalty, but as full liquidated damages.

(c) Seller or Principal Default. If prior to Closing Seller or Principal breach this Agreement and fail to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller and/or Principal (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller and Principal of the terms and provisions of this Agreement; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and Principal and receive a full refund of the Earnest Money without prejudice to any of Buyer’s rights or remedies including an action for direct damages, but not consequential damages.

(d) Set Off. Upon Seller’s or Principal’s breach of this Agreement, the Non-competition Agreement, or any other agreement between the parties hereto (in addition to any rights and remedies of Buyer provided by law, including other rights of set off), Buyer may set off any payments to be made pursuant to this Agreement against Seller’s or Principal’s obligations or liabilities pursuant to this Agreement, the Non-Competition Agreement, or any other agreement between the parties hereto.

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs. Notwithstanding the foregoing, in the event of any litigation between or among the Parties to enforce any provisions or rights hereunder, the unsuccessful Party, as determined by a final judgment, shall pay to the successful Party therein all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental organizations (e.g., the Security and Exchange Commission) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement, and may announce the transactions contemplated hereby as long as such announcement does not identify, or allow the general public to identify Seller or the Dealership.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this Agreement on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this Agreement on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt by the Party or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement contains the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement. Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period or Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. Any schedule or exhibit referenced herein but not present on the Effective Date shall be provided by Seller at least five days prior to expiration of the Inspection Period, otherwise, the Inspection Period shall be extended so that Buyer has five days to consider such information. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. Except as expressly provided herein (e.g., “industry standard depreciation” or “as reflected on Manufacturer’s statement”), all accounting matters required or contemplated by this Agreement will be in accordance with generally accepted accounting principles. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, Buyer without Seller’s or Principal’s consent. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 10 through 13 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of Buyer and at Buyer’s expense, Seller and Principal shall cooperate in the preparation by Buyer of all filings to be made by Buyer with the Securities and Exchange Commission including any periodic filings and any filing with respect to a registered offering of its securities by Buyer and the closing of the offering registered thereby. Upon Buyer’s request at any time, Seller and Principal shall take any act, including executing and delivering any document, necessary or advisable to transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Assets and Real Property and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting Buyer in its efforts to be restated as a successor employer for employment tax purposes with respect to Seller’s employees hired by Buyer, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Escrow Agent. Escrow Agent’s duties pursuant to this Agreement are purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or gross negligence, so long as the Escrow Agent is acting in good faith. The Parties hereby release the Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by the Escrow Agent in the good faith performance of its duties hereunder and do each hereby indemnify the Escrow Agent against, and shall hold, save, and defend the Escrow Agent harmless from, any costs, liabilities, and expenses incurred by the Escrow Agent in serving as Escrow Agent hereunder and in faithfully discharging its duties and obligations hereunder. The Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether the Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, the Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by the Escrow Agent of an authorization in writing, signed by Seller and Buyer, directing the disposition of the Earnest Money, or, in the absence of such written authorization, the Escrow Agent may hold the Earnest Money until a final determination of the rights of the Parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days after notice to the Escrow Agent of such dispute, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including reasonable attorneys’ fees and disbursements, by the Party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, the Escrow Agent shall have no further liability or obligation hereunder. The Escrow Agent shall execute the Escrow Receipt attached hereto in order to confirm that it has received the Earnest Money and is holding the same on deposit in accordance with the provisions hereof.

(i) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State in which the Real Property is located without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in the state and county in which the Real Property is primarily located. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

Blue Sky Automotive, Inc., a Tennessee	LMP Greeneville CDJR, LLC, a a
Corporation, as Seller	Tennesseelimited liability company, as Buyer

By:	By:
J. Chantz Scott, President	Sam Tawfik G.P.

Notice Address:	Notice Address:

sam@lmpmotors.com,

With a copy to:	richard.aldahan@lmpmotors.com

Schedule 2 – List of Assets

Inventory of new vehicles, used vehicles, parts and accessories will be inventoried and attached at or near Closing.

Schedule 2(b) – FF &

Schedule 3(c) – Assigned Contracts

(Completed during the Inspection Period)

Counter Party	Date and Term	Cost	Termination Rights
Reynolds & Reynolds (note with Vision Automotive for DMS and related equipment lease)	10/22/2018, 66 months	$5003.24 /month	60 notice to terminate

Schedule 4(a) – Real Estate Under the Real Estate Lease

In Greene County, Tennessee:

Schedule 4(b) – Assigned Leases

Landlord	Lessee	Date of Lease	Term	Property
Wheel’s Real Estate, LLC	Blue Sky Automotive, Inc.	10/1/2018	10 years	See description below

Property description: In Greene County, Tennessee:

Schedule 6(h) – Manufacturer Matters

None.

EXHIBIT A
License Use Agreement

(Request for Permission to Operate)

Reference is hereby made to that certain Dealership Asset Purchase Agreement effective _____ [●], 2021 (as it may be amended and assigned, the “Agreement”; undefined capitalized terms used herein are used as defined therein), by and among LMP Automotive Holdings LLC (“Buyer”), Blue Sky Automotive, Inc.. a Tennessee corporation (“Seller”), and J. Chantz Scott (collectively, “Principal”).

If Buyer’s request for permission to operate is granted by the Office of Consumer Credit Commissioner (“OCCC”), then Seller hereby grants Buyer the authority for sixty (60) days to operate under Seller’s Motor Vehicle Sales Finance License (including Seller’s documentary fee filing notice with OCCC) pending issuance Buyer’s licenses by the OCCC and other regulatory authorities of the State of Tennessee (license number [●], the “License”), and authorizes Buyer to enter retail installment contracts under Seller’s name and to sell and assign such retail installment contracts to banks, finance companies and other creditors in the ordinary course of business. Seller and Buyer each accepts joint and several responsibility to the O.C.C.C. and any consumer of the licensed business for any acts of Buyer in connection with the operation of the licensed business during the term of this agreement; however, this is subject to Buyer’s indemnification of Seller for its acts while utilizing the License. Seller covenants to maintain, but not use, the License during the term of this agreement, and to immediately surrender or inactivate its license if the OCCC approves Buyer’s application.

Buyer represents and warrants that it shall promptly apply for, and shall use commercially reasonable efforts to obtain, its own License as promptly as practicable following the date hereof. Buyer shall indemnify and hold Seller and Principal harmless from and against any cost or liability, including reasonable attorneys’ fees, incurred by Seller or Principal, or any of their respective affiliates, proximately caused by Buyer’s or its representatives’ use of the License.

This agreement will be in force only until Buyer is issued its own license to replace each the License. During such time, only Buyer may operate under the License. Nothing contained in this agreement is intended to effectuate a transfer or assignment from Seller to Buyer of any License held by Seller or to grant rights to Buyer that are prohibited by applicable Tennessee law. This agreement may be executed in counterparts and delivered via facsimile or electronic mail.

Entered into as of August [●], 2021.

Blue Sky Automotive, Inc., a Tennessee corporation, as Seller	LMP AUTOMOTIVE HOLDINGS, LLC, a Delaware limited liability company, as Buyer

By:	By:
J. Chantz Scott, President	Name:	Sam Tawfik
	Title:	G.P.

Notice Address:
sam@lmpmotors.com, and
richard.aldahan@lmpmotors.com

Approved:

___________________, Commissioner Office of Consumer Credit Commissioner

Date:

EXHIBIT B

NON-COMPETITION AGREEMENT

EXHIBIT C

BILL OF SALE

EXHIBIT D

Transferred Employees

EXHIBIT E

Assignment of Real Property Lease, Assignment of Real Property Option to Purchase
and Landlord Estoppel letter

ESCROW RECEIPT

Dealership Asset Purchase Agreement

Escrow Agent agrees to be bound by the Dealership Asset Purchase Agreement and acknowledges receipt of:

☐ A. Executed copies of the Dealership Asset Purchase Agreement on August __, 2021;

☐ B. Earnest Money in the amount of $__________ on August __, 2021.

The Effective Date of the Dealership Asset Purchase Agreement is the first date on which Escrow Agent was in possession of both items described above, and thus, the Effective Date is August __, 2021.

Escrow Agent:

By:
Name & Title:

Escrow Agent acknowledges having reviewed this Dealership Asset Purchase Agreement and will be bound by those provisions thereof which pertain to Escrow Agent and its duties thereunder.